As filed with the Securities and Exchange Commission on April 19, 2011.
Registration Number 333 —

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Campbell Soup Company
(Exact Name of Issuer As Specified in Its Charter)

New Jersey	21-0419870
State of Incorporation	I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
CAMPBELL SOUP COMPANY 401(k) RETIREMENT PLAN
ELLEN ORAN KADEN
Senior Vice President — Law and Government Affairs
Campbell Soup Company
One Campbell Place, Camden, New Jersey 08103-1799
Name and address of agent for service
Telephone number, including area code, of agent for service: (856) 342-4800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b - 2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Unit(1)	Price(1)	Registration Fee
Capital Stock, par value $0.0375 per share	6,000,000	$33.74	$202,440,000	$23,504

(1)	These amounts are based upon the average of the high and low price for the capital stock of Campbell Soup Company as reported on the New York Stock Exchange on April 13, 2011, and are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h).
In addition, pursuant to Rule 416(c) under the Securities Act of 1933 as amended ( the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed for the purpose of registering an additional 6,000,000 shares of the capital stock of Campbell Soup Company, par value $0.0375, that may be offered to eligible participants under the Campbell Soup Company 401(k) Retirement Plan, which capital stock is in addition to the 1,500,000 shares registered on the registrant’s Form S-8 filed on March 5, 1997 (Commission File No. 333-22803) (the “1997 Registration Statement”) for the Campbell Soup Company Savings and 401(k) Plan for Hourly-Paid Employees; and in addition to the 3,149,275 shares registered on the registrant’s Form S-8 filed on June 2, 1995 (Commission File No.33-59797) (the “1995 Registration Statement”) for the Campbell Soup Company Savings and 401(k) Plan for Salaried Employees. Effective on January 1, 2011, the Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees and the Campbell Soup Company Savings Plus Plan for Salaried Employees were merged and the name of the consolidated plan was changed to the Campbell Soup Company 401(k) Retirement Plan.
This Registration Statement relates to securities of the same class as those to which the prior registrations statements relate and is submitted in accordance with Instruction E of the General Instructions to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the 1995 and the 1997 Registration Statements, to the extent relating to the registration of capital stock of Campbell Soup Company, par value $0.0375, and except as otherwise set forth in this Registration Statement, are incorporated by reference herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The registrant incorporates by reference into this Registration Statement the documents listed below:
          (a) Registrant’s annual report on Form 10-K for the fiscal year ended August 1, 2010 (filed on September 29, 2010);
          (b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since August 1, 2010; and
          (c) The description of the capital stock contained in the registrant’s Registration Statement dated November 16, 1954, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers
Section 3-5 of the New Jersey Business Corporation Act sets forth the extent to which officers and directors of the registrant may be indemnified against any liabilities which they may incur in their capacity as such. The registrant’s By-Laws provide for the indemnification of directors and officers of the registrant against liabilities arising by reason of being a director or officer of the registrant, including liabilities arising under the Securities Act.
The directors and officers of the registrant and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act, under liability insurance policies carried by the registrant.
Item 8. Exhibits
          A list of exhibits to the Registration Statement is set forth in the Exhibit Index appearing elsewhere in this Registration Statement and is incorporated herein by reference.
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden and State of New Jersey, on the 19th day of April 2011.

CAMPBELL SOUP COMPANY
BY:	/s/ B. Craig Owens
B. Craig Owens
Senior Vice President - Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Date: April 19, 2011

/s/ B. Craig Owens	/s/ Anthony P. DiSilvestro

B. Craig Owens	Anthony P. DiSilvestro
Senior Vice President —	Senior Vice President — Finance
Chief Financial Officer and
Chief Administrative Officer

Paul R. Charron	Chairman and Director	}
Douglas R. Conant	President, Chief Executive	}
	Officer and Director	}
Edmund M. Carpenter	Director	}
Bennett Dorrance	Director	}
Harvey Golub	Director	}
Lawrence C. Karlson	Director	}
Randall W. Larrimore	Director	}	By:	/s/ Kathleen M. Gibson

Mary Alice D. Malone	Director	}		Kathleen M. Gibson
Sara Mathew	Director	}		Vice President and
Denise M. Morrison	Director	}		Corporate Secretary
William D. Perez	Director	}
Charles R. Perrin	Director	}
A. Barry Rand	Director	}
Nick Shreiber	Director	}
Archbold D. van Beuren	Director	}
Les C. Vinney	Director	}
Charlotte C. Weber	Director	}

          Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Campbell Soup Company 401(k) Retirement Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Camden, State of New Jersey, on April 19, 2011.

Campbell Soup Company 401(k) Retirement Plan
By:	/s/ Ashok Madhavan
Ashok Madhavan
Member of the Administrative Committee

INDEX OF EXHIBITS
Document

23.1	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney